EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $6.3 Million for 2013 Compared to $6.6 Million in 2012; Declares Ninth Consecutive Regular Dividend; Announces Merger Agreement With Prince George's Federal Savings Bank

MCLEAN, Va., Jan. 23, 2014 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. ("Southern National") (Nasdaq:SONA) announced today that net income for the year ended December 31, 2013 was $6.3 million compared to $6.6 million for the year ended December 31, 2012. In addition, Southern National declared a regular quarterly dividend of $.07 per share payable on February 21, 2014 to shareholders of record on February 10, 2014.

Overview

Net income for the year ended December 31, 2013 was $6.3 million, down slightly from $6.6 million for the prior year.

Southern National's efficiency ratio was 60.78% for the year ended December 31, 2013, compared to 56.25% for the year ended December 31, 2012.

Fourth quarter 2013 earnings were $1.4 million up from $1.3 million in the fourth quarter of 2012.

Total assets of Southern National Bancorp of Virginia were $716.2 million as of December 31, 2013, down slightly from $723.8 million as of December 31, 2012.

Net Interest Income

Net interest income was $30.4 million during the year ended December 31, 2013, compared to $31.7 million during the prior year. Average loans during 2013 were $516.9 million compared to $526.4 million last year. The net interest margin was 4.75% in 2013, down from 5.19% in 2012. The primary driver was a reduction in the average yield on loans from 6.70% in 2012 to 6.24% in 2013 as we had to respond to ferocious competition in our marketplace. During the fourth quarter of 2013 we had total payoffs of $18.0 million, most of which were refinanced but some of which were sales of commercial real estate by the owner. Of the payoffs, $1.4 million were from the Greater Atlantic Bank (GAB) portfolio, and the remaining $16.6 million were in the non-covered portfolio. We managed to hold our own during the quarter with new loan closings of $53.3 million. As a result, loans, net of deferred fees, were up $20.0 million from the previous quarter and $15.9 million from the previous year end.

The yield on securities decreased 28 basis points, and the cost of interest bearing deposits declined by 27 basis points year on year. The GAB loan discount accretion contributed $1.7 million to net interest income during 2013, compared to $3.4 million during 2012. The loan discount accretion on the HarVest Bank portfolio contributed $1.9 million during 2013, compared to $717 thousand during 2012. Before taking the discount accretion related to the GAB and HarVest acquisitions into account, the net interest margin would have been 4.20% in 2013 and 4.52% in 2012.

Net interest income was $7.6 million in the quarter ended December 31, 2013 down from $8.1 million during the same period the prior year. Average loans during the fourth quarter of 2013 were $526.9 million compared to $535.9 million during the same period last year. The net interest margin was 4.65% in the fourth quarter of 2013, down from 5.01% in the fourth quarter of 2012. The GAB loan discount accretion contributed $436 thousand to net interest income during the fourth quarter of 2013, compared to $544 thousand during the fourth quarter of 2012. The loan discount accretion on the HarVest Bank portfolio contributed $336 thousand during the fourth quarter of 2013, compared to $305 thousand during the same period last year. Before taking the discount accretion related to the GAB and HarVest acquisitions into account, the net interest margin was 4.18% in the fourth quarter of 2013 and 4.49% in the last quarter of 2012.

Noninterest Income

During 2013 noninterest income declined to $1.8 million from $5.6 million in 2012. The decrease resulted from the bargain purchase gain in 2012 of $3.5 million from the HarVest transaction. In addition, there were other than temporary impairment (OTTI) charges of $717 thousand in trust preferred securities during 2012 compared to $3 thousand in OTTI charges during 2013. Also, during 2012 the bank sold the guaranteed portions of SBA loans and realized a $657 thousand gain. Income from bank owned life insurance ("BOLI") contributed $592 thousand during 2013, compared to $797 thousand during 2012 which included a death benefit.

Noninterest Expense

Noninterest expense was $19.3 million in 2013 compared to $21.4 million in 2012. During 2013, we sold five properties from other real estate owned (OREO) resulting in gains of $1.3 million. We sold four other properties resulting in losses of $588 thousand. We also recognized impairment in the value of four properties in the amount of $550 thousand. During 2012, we recognized net losses in OREO totaling $2.6 million.

Occupancy and furniture and equipment expenses were $3.8 million during 2013, compared to $3.4 million during 2012. Of this increase, $413 thousand resulted from operating five additional branches, four from the HarVest acquisition and one denovo. In addition, salaries and benefits expense has increased $1.1 million during 2013, compared to 2012 due to the HarVest acquisition and other additional personnel. Audit and accounting fees have decreased from $822 thousand during 2012 to $441 thousand during 2013. These fees were abnormally high in 2012 because of the restatement of 2010 and 2009 financial statements. This decrease was partially offset by increases in foreclosure related expenses.

Loan Portfolio

The composition of our loan portfolio consisted of the following at December 31, 2013 and 2012 (in thousands):

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	December 31, 2013			December 31, 2012
Loans secured by real estate:
Commercial real estate - owner-occupied	$ 1,603	$ 106,225	$ 107,828	$ 4,143	$ 93,288	$ 97,431
Commercial real estate - non-owner-occupied	5,829	150,008	155,837	10,246	130,152	140,398
Secured by farmland	100	508	608	--	1,479	1,479
Construction and land loans	1	39,068	39,069	1,261	44,946	46,207
Residential 1-4 family	16,631	66,482	83,113	21,005	61,319	82,324
Multi- family residential	585	21,496	22,081	614	18,774	19,388
Home equity lines of credit	25,769	6,431	32,200	31,292	9,178	40,470
Total real estate loans	50,518	390,218	440,736	68,561	359,136	427,697

Commercial loans	1,097	104,284	105,381	2,672	99,081	101,753
Consumer loans	81	1,308	1,389	88	1,623	1,711
Gross loans	51,696	495,810	547,506	71,321	459,840	531,161

Less deferred fees on loans	5	(1,453)	(1,448)	7	(1,017)	(1,010)
Loans, net of deferred fees	$ 51,701	$ 494,357	$ 546,058	$ 71,328	$ 458,823	$ 530,151

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement.

The covered portfolio continued to decline as a result of repayments in the GAB portfolio which continued to perform well. The covered commercial real estate portfolio is down to $7.4 million at December 31, 2013 from $14.4 million at the end of last year. The loss share agreement on the GAB commercial portfolio expires in December 2014 whereas the loss share agreement on the residential portfolio runs five more years.

Non-covered loans increased year on year by $35.5 million despite the extreme competitive environment noted above. Non-covered loans increased by $22.1 million during the fourth quarter.

Non-covered Non Performing Assets and Past Dues

  Other Real Estate Owned: During the fourth quarter we sold several OREO properties. First, we sold a total of seven lots in the Premier at Lakemont development in Culpeper which we have owned for several years. 24 lots remain, but there is finally concrete interest. Second, we sold an estate property in Charlottesville for $2.4 million taking a loss of $256 thousand. Third, we sold a residential property near Warrenton. As a result non-covered OREO declined from $12.7 million at the end of the last quarter to $9.6 million at year end.
  Nonaccrual Loans. During the fourth quarter, we placed one large residential property in Northern Virginia in the amount of $2.6 million on nonaccrual status. We charged off one existing nonaccrual loan in the amount of $146 thousand, and did a partial write down of $600 thousand on one other nonaccrual loan.
  Total nonperforming assets. Total nonperforming assets decreased from $20.8 million at December 31, 2012, to $17.4 million at December 31, 2013.
  Troubled debt restructuring. We did a troubled debt restructuring on one chronically late group credit representing a number of investor properties in Warrenton. We did an A and B note structure.
  30 to 89 days past due. The total amount of non-covered loans past due 30 to 89 days decreased by $14.3 million since September 30, 2013, largely as a result of the troubled debt restructuring mentioned above and transferring another large loan to nonaccrual.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered total loans was 1.42%, at December 31, 2013 and 1.52% at December 31, 2012.  Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be adjusted.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $84.4 million at December 31, 2013 compared to $86.4 million at the end of 2012. The decrease was due primarily to repayments, sales and calls in the amount of $16.4 million exceeding purchases of securities in the amount of $14.8 million.

Pooled trust preferred securities: On December 10, 2013 the regulators published the text of the "Volcker Rule". They startled the industry by saying that collateralized debt obligations (CDO's), including pooled trust preferred securities would have to be sold prior to July 15, 2015. The practical implication of that is that they could no longer be accorded "held to maturity" accounting treatment but would have to be switched to "available for sale" accounting. That would have caused most pooled trust preferred holders to take non-cash charges.

On January 14, 2014, the three federal banking agencies released their interim final rule regarding the Volcker Rule and its impact on trust preferred CDO's. They issued a non-exclusive list of CDO's backed by trust preferred securities that depository institutions will be permitted to continue to hold. All of the trust preferred securities that we own are on this list.

As of December 31, 2013 we owned pooled trust preferred securities as follows:

										Previously
									% of Current	Recognized
									Defaults and	Cumulative
		Ratings						Estimated	Deferrals to	Other
	Tranche	When Purchased		Current Ratings				Fair	Total	Comprehensive
Security	Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Value	Collateral	Loss (1)
						(in thousands)
ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BBB	$ 6,592	$ 5,971	$ 3,867	16%	$ 278
MMCF III B	Senior Sub	A3	A-	Ba1	CC	333	327	203	34%	6
						6,925	6,298	4,070		$ 284

										Cumulative Other	Cumulative
										Comprehensive	OTTI Related to
Other Than Temporarily Impaired:										Loss (2)	Credit Loss (2)
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C	1,500	515	527	41%	626	$ 359
TRAP 2007-XII C1	Mezzanine	A3	A	C	C	2,147	56	152	39%	798	1,293
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	C	2,039	--	111	29%	7	2,032
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C	1,088	27	227	30%	370	691
ALESCO V C1	Mezzanine	A2	A	C	C	2,150	475	566	20%	1,014	661
ALESCO XV C1	Mezzanine	A3	A-	C	C	3,233	30	108	35%	644	2,559
ALESCO XVI C	Mezzanine	A3	A-	C	C	2,151	120	471	15%	851	1,180
						14,308	1,223	2,162		$ 4,310	$ 8,775

Total						$ 21,233	$ 7,521	$ 6,232

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax

Our largest holding by far (see above) is ALESCO VII A 1B. It was rated triple A at acquisition. It still has investment grade ratings from Fitch and Moody's. It is a floating rate security priced quarterly at 40 basis points over LIBOR. We own it at a dollar price of 90. As of year end the yield was .98% which is attractive for an investment grade floating rate security. It is a very positive contributor to our asset sensitivity which will stand us in good stead if rates rise.

Each of these securities has been evaluated for potential impairment under accounting guidelines. In performing a detailed cash flow analysis of each security, Sonabank works with independent third parties to identify the most reflective estimate of the cash flow estimated to be collected. If this estimate results in a present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists), an OTTI is considered to have occurred. If there is no credit loss, any impairment is considered temporary.

The analyses resulted in no OTTI charges related to credit on the trust preferred securities during the fourth quarter of 2013, and there were no OTTI charges related to credit on the trust preferred securities during the same period last year. During the year ended December 31, 2013 there were OTTI charges totaling $3 thousand, compared to $717 thousand during the same period last year.

Other securities in our investment portfolio are as follows:

  SARM 2005-22 1A2 in the amount of $659 thousand, a residential collateralized mortgage obligation that is not government-sponsored.
  residential government-sponsored mortgage-backed securities in the amount of $25.6 million and residential government-sponsored collateralized mortgage obligations totaling $4.3 million.
  callable agency securities in the amount of $30.0 million.
  municipal bonds in the amount of $16.4 million with a taxable equivalent yield of 3.11% and ratings as follows:
Rating		Amount
Service	Rating	(in thousands)
Moody's	Aaa	$ 505
Moody's	Aa2	3,204
Moody's	Aa3	722
Moody's	A1	1,203
Standard & Poor's	AAA	3,160
Standard & Poor's	AA	3,903
Standard & Poor's	AA-	3,684
		$ 16,381

Branch Activity

On January 2, 2014, the Sonabank Rockville branch was relocated to a far superior location in Rockville, as the lease on the previous location expired and the center was redeveloped.

Deposits

Total deposits were $540.4 million at December 31, 2013 compared to $551.0 million at December 31, 2012. Certificates of deposit increased $17.9 million during the year. There was a decrease in money market accounts of $32.4 million during the year ended December 31, 2013. Noninterest-bearing deposits were $44.6 million at December 31, 2013 and $49.6 million at December 31, 2012. Noninterest-bearing deposits were historically high at December 31, 2012, primarily because of large balances held by title companies. Savings accounts increased $7.4 million during the year ended December 31, 2013.

Stockholders' Equity

Total stockholders' equity increased from $103.2 million at December 31, 2012 to $106.6 million at December 31, 2013 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 18.56% and 18.43% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of December 31, 2013.

Announcement of Merger Agreement

As previously announced, on January 8, 2014, Southern National Bancorp of Virginia, Inc. entered into a merger agreement with Prince George's Federal Savings Bank (FSB). Prince George's FSB, with assets of approximately $104 million, was founded in 1931 and is headquartered in Upper Marlboro, which is the County Seat of Prince George's County, Maryland. Prince George's FSB has four offices, all of which are in Maryland, including a main office in Upper Marlboro and three branch offices in Dunkirk, Brandywine and Huntingtown.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $716.2 million at December 31, 2013. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket, Richmond and Clifton Forge, and five branches in Maryland, in Rockville, Shady Grove, Germantown, Frederick and Bethesda.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	December 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$ 20,856	$ 39,200
Investment securities-available for sale	1,993	2,391
Investment securities-held to maturity	82,443	84,051
Stock in Federal Reserve Bank and Federal Home Loan Bank	5,915	6,212
Loans receivable, net of unearned income	546,058	530,151
Allowance for loan losses	(7,090)	(7,066)
Net loans	538,968	523,085
Intangible assets	9,973	10,440
Bank premises and equipment, net	6,324	6,552
Bank-owned life insurance	18,374	17,782
FDIC indemnification asset	5,804	6,735
Other assets	25,535	27,364
Total assets	$ 716,185	$ 723,812

Liabilities and stockholders' equity
Demand deposits	$ 68,940	$ 72,418
Money market accounts	130,855	163,233
Savings accounts	16,999	9,618
Time deposits	323,565	305,708
Securities sold under agreements to repurchase and other short-term borrowings	34,545	33,411
Federal Home Loan Bank advances	30,250	30,250
Other liabilities	4,417	5,998
Total liabilities	609,571	620,636
Stockholders' equity	106,614	103,176
Total liabilities and stockholders' equity	$ 716,185	$ 723,812

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2013	2012	2013	2012

Interest and dividend income	$ 8,697	$ 9,526	$ 35,116	$ 37,561
Interest expense	1,118	1,397	4,668	5,828
Net interest income	7,579	8,129	30,448	31,733
Provision for loan losses	600	1,590	3,615	6,195
Net interest income after provision for loan losses	6,979	6,539	26,833	25,538
Account maintenance and deposit service fees	200	207	793	832
Income from bank-owned life insurance	147	148	592	797
Bargain purchase gain on acquisition	--	--	--	3,484
Gain on sale of loans	--	--	--	657
Net impairment losses recognized in earnings	--	--	(3)	(717)
Net gain on sale of available for sale securities	--	--	142	274
Gain on other assets	--	--	13	14
Other	47	57	216	211
Noninterest income	394	412	1,753	5,552
Employee compensation and benefits	2,303	2,125	9,063	7,993
Occupancy expenses	983	911	3,787	3,399
FDIC assessment	147	148	823	565
Change in FDIC indemnification asset	133	170	483	651
Net (gain) loss on other real estate owned, net	392	256	(188)	2,632
Other expenses	1,324	1,410	5,324	6,166
Noninterest expense	5,282	5,020	19,292	21,406
Income before income taxes	2,091	1,931	9,294	9,684
Income tax expense	695	628	3,036	3,115
Net income	$ 1,396	$ 1,303	$ 6,258	$ 6,569

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2013	2012	2013	2012

Per Share Data :
Earnings per share - Basic	$ 0.12	$ 0.11	$ 0.54	$ 0.57
Earnings per share - Diluted	$ 0.12	$ 0.11	$ 0.54	$ 0.57
Book value per share			$ 9.20	$ 8.90
Tangible book value per share			$ 8.34	$ 8.00
Weighted average shares outstanding - Basic	11,590,612	11,590,212	11,590,333	11,590,212
Weighted average shares outstanding - Diluted	11,643,749	11,599,928	11,627,445	11,596,176
Shares outstanding at end of period			11,590,612	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	0.78%	0.73%	0.89%	0.97%
Return on average equity	5.20%	4.96%	5.95%	6.40%
Yield on earning assets	5.34%	5.87%	5.48%	6.15%
Yield on earning assets excluding discount accretion on loans acquired in GAB and HarVest acquisitions	4.86%	5.35%	4.93%	5.47%
Cost of funds	0.80%	1.00%	0.85%	1.11%
Cost of funds including non-interest bearing deposits	0.74%	0.92%	0.79%	1.03%
Net interest margin	4.65%	5.01%	4.75%	5.19%
Net interest margin excluding discount accretion on loans acquired in GAB and HarVest acquisitions	4.18%	4.49%	4.20%	4.52%
Efficiency ratio (1)	61.33%	55.78%	60.78%	56.25%
Net charge-offs (recoveries) to average loans	0.18%	0.28%	0.69%	1.04%
Amortization of intangibles	$ 98	$ 200	$ 467	$ 893

			As of
			December 31,	December 31,
			2013	2012

Stockholders' equity to total assets			14.89%	14.25%
Tier 1 risk-based capital ratio			18.56%	18.33%
Intangible assets:
Goodwill			$ 9,160	$ 9,160
Core deposit intangible			813	1,280
Total			$ 9,973	$ 10,440

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$ 7,814	$ 7,628
Loans past due 90 days and accruing interest			--	--
Other real estate owned			9,579	13,200
Total nonperforming assets			$ 17,393	$ 20,828
Allowance for loan losses to total non-covered loans			1.42%	1.52%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets			2.35%	2.80%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $1.9 million and $2.6 million at December 31, 2013 and December 31, 2012, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Southern National Bancorp, NASDAQ Symbol SONA
         Website: www.sonabank.com